                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE SEAGRAM COMPANY LTD.
                (Name of Registrant as Specified In Its Charter)

                -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                            THE SEAGRAM COMPANY LTD.

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of The Seagram Company Ltd. (the "Corporation") will be held at the Marriott Chateau Champlain, 1 Place du Canada, in the City of Montreal, Province of Quebec, on Wednesday, the 30th day of October, 1996, at 11:30 a.m. (E.S.T.) for the following purposes:

     1. To receive the Report of Directors and Consolidated Financial
        Statements of the Corporation for the five month transition period ended June 30, 1996;

     2. To elect directors;

     3. To consider and, if deemed advisable, to approve the Corporation's Senior Executive Short-Term Incentive Plan, the text of which is set forth in Schedule A to the accompanying Proxy Circular;

     4. To appoint auditors;

     5. To consider and vote upon a shareholder proposal described in the attached Proxy Circular; and

     6. To transact such other business as may properly come before the Meeting.

      Montreal, Quebec, September 19, 1996.  BY ORDER OF THE BOARD OF DIRECTORS,

                                                     /s/ Michael C. L. Hallows

                                                     MICHAEL C. L. HALLOWS

                                                           Secretary

                      ------------------------------------

                                   IMPORTANT

SHAREHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE
REQUESTED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE
                      ENVELOPE PROVIDED FOR THAT PURPOSE.

                      ------------------------------------

     On peut se procurer l'edition francaise de cet avis de l'assemblee, de la procuration et de la circulaire de sollicitation de procurations en ecrivant au Secretaire, La Compagnie Seagram Ltee, 1430, rue Peel, Montreal (Quebec) H3A 1S9.

                            THE SEAGRAM COMPANY LTD.
                                1430 Peel Street
                        Montreal, Quebec, Canada H3A 1S9
                      ------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 PROXY CIRCULAR

     This Proxy Circular is furnished to shareholders in connection with the solicitation by the Board of Directors of The Seagram Company Ltd. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice and at any and all adjournments thereof. There is enclosed herewith a notice of the Meeting and proxy for use at the Meeting. There is also enclosed a copy of the Report of Directors and Consolidated Financial Statements of the Corporation for the five month transition period ended June 30, 1996 (the "Transition Period"), to be placed before the shareholders at the Meeting pursuant to the requirements of the Canada Business Corporations Act, but such Report is not deemed to be proxy soliciting material. Except as otherwise stated, the information contained herein is given as of August 31, 1996. The approximate date this Proxy Circular will be first mailed to shareholders is September 19, 1996. Only the holders of record of common shares (the "Shares") of the Corporation at the close of business on September 12, 1996 will be entitled to receive notice of the Meeting.

     All dollar amounts stated herein are expressed in United States currency except where otherwise indicated.

SOLICITATION OF PROXIES

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION and the expenses of solicitation of proxies will be borne by the Corporation. The solicitation will be made primarily by mail, but officers and regular employees of the Corporation may also solicit proxies by telephone, telegraph, facsimile or in person. The Corporation also has retained D. F. King & Co., Inc. to assist in soliciting proxies for a fee of $5,500 plus reimbursement of reasonable out-of-pocket expenses. In connection with its general engagement to provide shareholder services for the Corporation, The R-M Trust Company also assists in soliciting proxies in Canada.

APPOINTMENT OF PROXIES

     EACH SHAREHOLDER MAY APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSONS NAMED IN THE ENCLOSED PROXY TO REPRESENT HIM OR HER AT THE MEETING BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE ENCLOSED PROXY OR BY COMPLETING ANOTHER PROPER PROXY. IN EITHER CASE, SUCH COMPLETED PROXY SHOULD BE RETURNED IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE FOR DELIVERY BEFORE THE MEETING OR SHOULD BE DELIVERED TO THE SECRETARY OF THE CORPORATION AT 1430 PEEL STREET, MONTREAL, QUEBEC, NOT LATER THAN 5 P.M. ON TUESDAY, OCTOBER 29, 1996.

REVOCATION OF PROXIES

     A shareholder giving a proxy pursuant to this solicitation may revoke such proxy by instrument in writing executed by the shareholder or by his attorney duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either at the executive offices or the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof.

VOTING OF THE SHARES AT THE MEETING

     The persons named in the enclosed proxy will vote the Shares in respect of which they are appointed in accordance with the directions of the shareholder appointing them. IN THE ABSENCE OF SUCH DIRECTIONS, SUCH SHARES WILL BE VOTED
(I) FOR THE ELECTION OF DIRECTORS, (II) FOR THE APPROVAL OF THE CORPORATION'S SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN AS SET FORTH IN SCHEDULE A TO THIS PROXY CIRCULAR, (III) FOR THE APPOINTMENT OF AUDITORS AND (IV) AGAINST THE SHAREHOLDER PROPOSAL SET FORTH IN THIS PROXY CIRCULAR, AS STATED UNDER THE APPLICABLE HEADINGS IN THIS PROXY CIRCULAR.

     The enclosed proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the notice of Meeting and with respect to such other matters as may properly come before the Meeting. Management does not intend to present any other matters for action at the Meeting and has no knowledge that any person intends to present any matters that may be properly presented at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the proxy shall vote the Shares represented by such proxies in accordance with their judgment on such matters.

     Holders of Shares listed as shareholders at the close of business on September 12, 1996 will be entitled to one vote for each Share held, except that if such a holder subsequently transfers the ownership of a Share and the transferee establishes that he or she owns such Share and requests not later than ten days before the Meeting that he or she be included on the shareholders' list, such transferee (and not his or her transferor) will be entitled to vote such Share at the Meeting. As of August 31, 1996, the Corporation had outstanding 370,491,354 Shares, and there were outstanding currently exercisable options to acquire an additional 19,132,400 Shares.

                                SHARE OWNERSHIP

PRINCIPAL HOLDERS OF SHARES

     As of August 31, 1996, descendants of the late Samuel Bronfman and trusts established for their benefit beneficially owned directly or indirectly an aggregate of 133,606,168 Shares, constituting approximately 36.06% of the outstanding Shares, and held currently exercisable options to acquire an additional 2,438,220 Shares. This amount includes the Shares owned by the following persons, who are the only persons known by the Corporation to own beneficially, or exercise control or direction over, more than 5% of the outstanding Shares as of August 31, 1996.

                                                                                 Percentage
                                                                   Number         of Shares
                     Beneficial Owner                            of Shares       Outstanding
- -----------------------------------------------------------    --------------    -----------
EDGAR MILES BRONFMAN TRUST.................................     62,554,604(1)      16.88%
CHARLES ROSNER BRONFMAN TRUST,
CHARLES BRONFMAN FAMILY TRUST AND
CHARLES ROSNER BRONFMAN FAMILY TRUST.......................     58,300,000(2)      15.74%

- ---------------
(1) Includes 61,068,088 Shares owned indirectly by the Edgar Miles Bronfman Trust, 375 Park Avenue, New York, New York, a trust established for the benefit of Edgar M. Bronfman and his descendants (the "EMBT"), through its 99% interest in Bronfman Associates, a partnership of which Edgar M. Bronfman is the managing general partner, and 1,486,516 Shares owned directly by the PBBT/Edgar Miles Bronfman Family Trust, a trust established for the benefit of Edgar M. Bronfman and his descendants (the "PBBT/EMBFT"). The trustees of the EMBT and the PBBT/EMBFT include Edgar M. Bronfman, Edgar Bronfman, Jr. and John L. Weinberg.

(2) Includes 8,700,000 Shares owned by the Charles Rosner Bronfman Trust (the "CRBT"), 24,800,000 Shares owned by the Charles Rosner Bronfman Family Trust (the "CRBFT"), each c/o Goodman Phillips & Vineberg, 1501 McGill College Avenue, Montreal, Quebec, and 24,800,000 Shares owned by the Charles Bronfman Family Trust (the "CBFT"), c/o Goodman Phillips & Vineberg, 430 Park Avenue, New York, New York. The CRBT, the CBFT and the CRBFT are trusts established for the benefit of Charles R. Bronfman and his descendants. The trustees of the CRBT include Charles R. Bronfman, Phyllis Lambert and Senator E. Leo Kolber. The trustees of the CRBFT include Arnold M. Ludwick.

     In addition, as of August 31, 1996 Phyllis Lambert owned indirectly 1,000,000 Shares and trusts for the benefit of the family of the late Minda de Gunzburg, members of her immediate family and a charitable foundation of which a member of her immediate family is among the directors owned directly or indirectly an aggregate of 10,550,140 Shares.

     Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings. Edgar M. Bronfman and Charles R. Bronfman are directors and officers of the Corporation. Edgar Bronfman, Jr. is a son of Edgar
M. Bronfman and a director and officer of the Corporation and Samuel Bronfman II is a son of Edgar M. Bronfman and a director of the Corporation. Senator E. Leo Kolber and John L. Weinberg are directors of the Corporation, and Arnold M. Ludwick is an officer of the Corporation. John L. Weinberg will not be standing for re-election at the Meeting.

     Pursuant to a voting trust agreement dated August 3, 1984, as amended (the "Bronfman voting trust agreement"), Charles R. Bronfman serves as voting trustee for Shares beneficially owned directly or indirectly by the EMBT, the PBBT/EMBFT, the CRBT, the CBFT, the CRBFT and a charitable foundation, of which Charles R. Bronfman and Arnold M. Ludwick are among the directors, that owned 594,164 Shares as of August 31, 1996. The Bronfman voting trust agreement has a term of 20 years and contains no restrictions on the right of the voting trustee to vote the deposited Shares. As of August 31, 1996, 121,448,768 Shares were subject to the Bronfman voting trust agreement.

     Pursuant to a voting trust agreement dated as of May 15, 1986 (the "de Gunzburg voting trust agreement"), Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Guido Goldman and Leonard M. Nelson serve as voting trustees for Shares beneficially owned directly or indirectly by trusts for the benefit of the family of the late Minda de Gunzburg and by members of her immediate family. Messrs. Bergman, Goldman and Nelson, whose address is c/o First Spring Corporation, 499 Park Avenue, New York, New York, are the trustees of such trusts. The de Gunzburg voting trust agreement has a term of 15 years and contains no restrictions on the right of the voting trustees to vote the deposited Shares. As of August 31, 1996, 10,549,260 Shares were subject to the de Gunzburg voting trust agreement.

     Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the CRBT, the CBFT, the CRBFT, the trusts established for the benefit of the family of the late Minda de Gunzburg and by members of her immediate family, the charitable foundations referred to above and Phyllis Lambert are subject to agreements governing dispositions of Shares. The principal agreement, entered into as of August 3, 1984, as amended, has a term of 20 years and permits transfers by each of the four branches of the family within its family group. However, transfers to third parties are subject to a right of first refusal in favour of the other branches of the family.

SHARE OWNERSHIP OF MANAGEMENT

     Set forth below is the number of Shares which each of the directors of the Corporation and nominees for directors, each of the persons named in the "Summary Compensation Table" and the directors and executive officers of the Corporation as a group owned beneficially, or exercised control or direction over, as of August 31, 1996. Each trustee of a trust or a charitable foundation may be deemed to be the beneficial owner of the Shares held by the trust or foundation. Because certain persons listed below serve as trustees of the same trusts or charitable foundations, there are substantial duplications in the number of shares and percentages shown in the table.

                                                                                       Percentage
                                                                   Number of            of Shares
                        Beneficial Owner                            Shares             Outstanding
- ----------------------------------------------------------------  -----------         -------------
Edgar M. Bronfman...............................................   63,602,760(1)          17.17%
The Hon. Charles R. Bronfman, P.C., C.C. .......................   59,882,980(2)          16.16%
Edgar Bronfman, Jr. ............................................   63,935,188(3)          17.26%
Samuel Bronfman II..............................................      348,040(4)              *
Matthew W. Barrett, O.C. .......................................        1,000                 *
Frank J. Biondi, Jr. ...........................................           --                 *
David M. Culver, C.C. ..........................................        4,400(5)              *
The Honourable William G. Davis, P.C., C.C., Q.C. ..............          400                 *
The Honourable Paul Desmarais, P.C., C.C. ......................       12,000                 *
Michele J. Hooper...............................................          100                 *
David L. Johnston, O.C. ........................................          400                 *
The Honourable E. Leo Kolber, Senator...........................    8,704,240(6)           2.35%
Marie-Josee Kravis, O.C. .......................................          400                 *
Robert W. Matschullat...........................................      200,000(7)              *
C. Edward Medland...............................................        6,000                 *
Lew R. Wasserman................................................       10,000(8)              *
John L. Weinberg................................................   62,566,604(9)          16.89%
John S. Weinberg................................................        1,000                 *
Directors and executive officers as a group.....................  125,960,548(10)         34.00%

- ---------------
  *  Less than 1%

 (1) Includes 61,068,088 Shares owned indirectly by the EMBT and 1,486,516 Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 Shares owned directly by Mr. Bronfman, 805,120 Shares issuable upon the exercise of currently exercisable options, 1,840 Shares owned by Mr. Bronfman's spouse, 600 Shares owned directly by his children (other than Edgar Bronfman, Jr. and Samuel Bronfman II), 356 Shares owned by an estate for which Mr. Bronfman is an executor, and 240,000 Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to Shares owned directly by him. In addition, Mr. Bronfman serves as a voting trustee with respect to the 10,549,260 Shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership.

 (2) Includes 8,700,000 Shares owned directly by the CRBT, 24,800,000 Shares owned directly by the CRBFT and 24,800,000 Shares owned directly by the CBFT, trusts for which Mr. Bronfman serves as a trustee and/or voting trustee, 302,760 Shares owned directly by Mr. Bronfman, 385,700 Shares issuable upon exercise of currently exercisable options, 12,000 Shares owned by Mr. Bronfman's spouse, 48,000 Shares owned directly by his children, 356 Shares owned by an estate for which Mr. Bronfman is an executor, and 834,164 Shares owned by two charitable foundations of which Mr. Bronfman is among the directors or trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Shares, except to the extent of his beneficial interest in the CRBT and with respect to Shares owned directly by him. In addition, Mr. Bronfman serves as the voting trustee with respect to 62,554,604 Shares held by the EMBT and the PBBT/EMBFT subject to the Bronfman voting trust agreement and as a voting trustee with respect to 10,549,260 Shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership.

 (3) Includes 61,068,088 Shares owned indirectly by the EMBT and 1,486,516 Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 Shares owned directly by Mr. Bronfman, 1,139,600 Shares issuable upon exercise of currently exercisable options, 240,000 Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees and 744 Shares in which Mr. Bronfman has an indirect interest through an investment in the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (based on the value of such investment as of August 30, 1996). Mr. Bronfman disclaims beneficial ownership of the foregoing Shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to Shares owned directly by him.

 (4) Includes 240 Shares owned directly by Mr. Bronfman, 107,800 Shares issuable upon exercise of currently exercisable options and 240,000 Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Shares except the Shares owned directly by him.

 (5) Includes 400 Shares owned by Mr. Culver's spouse with respect to which Mr. Culver disclaims beneficial ownership.

 (6) Includes 8,700,000 Shares held by the CRBT, for which Sen. Kolber serves as a trustee and 4,240 Shares owned directly by him. Sen. Kolber disclaims beneficial ownership of the foregoing Shares except with respect to Shares owned directly by him.

 (7) Includes 33,500 Shares owned directly by Mr. Matschullat, 100,000 Shares issuable upon exercise of currently exercisable options and 66,500 Shares which are being held by a bank subject to restrictions (including the risk of forfeiture) which lapse over a two-year period. See "Employment and Consulting Agreements". Mr. Matschullat disclaims beneficial ownership of the foregoing Shares except with respect to Shares owned directly by him.

 (8) Includes 10,000 Shares held by a charitable foundation of which Mr. Wasserman is chairman and with respect to which he disclaims beneficial ownership. Mr. Wasserman serves as a trustee of a trust for the benefit of Mr. Wasserman and his wife which holds all 65,392 outstanding shares of the preferred stock of MCA Holding II Corp., an indirect parent of MCA INC. ("MCA") in which the Corporation has an indirect 80% common equity interest ("Holding"). Holders of such preferred stock are entitled to 8.75% cumulative annual dividends when, as and if declared by the board of directors of Holding. The preferred stock was issued in 1990 in connection with the acquisition of MCA by Matsushita Electric Industrial Co., Ltd.

 (9) Includes 61,068,088 Shares owned indirectly by the EMBT and 1,486,516 Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Weinberg serves as a trustee. Mr. Weinberg disclaims beneficial ownership of the foregoing Shares except with respect to Shares owned directly by him.

(10) Includes 3,750,620 Shares issuable upon exercise of currently exercisable options.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

     The persons named in the enclosed proxy, unless otherwise directed by the shareholder appointing them, intend to vote at the Meeting for the election of all the nominees whose names are set forth below. Management does not contemplate that any of the nominees will be unable to serve as a director but, if such inability occurs for any reason prior to the Meeting, the persons named in the enclosed proxy reserve the right to vote, in their discretion, the Shares represented by such proxy for the election of any other person or persons nominated by the Board of Directors. Each director elected will hold office until the next annual meeting of shareholders and until his or her successor is duly elected, unless his or her office is earlier vacated in accordance with the By-Laws of the Corporation.

     Certain information is given in the following table with respect to the nominees for directors of the Corporation. All such persons have been engaged in the occupation or employment set forth opposite their respective names in their current capacities for more than five years except where indicated. Statements contained in such table with respect to each nominee are based upon information obtained from the person concerned.

- --------------------------------------------------------------------------------------------
                                                                                   Director
            Name              Age    Principal occupation and other information     since
- --------------------------------------------------------------------------------------------
EDGAR M. BRONFMAN............   67 Chairman of the Board of the Corporation since
                                   June 1994. Previously, he was Chairman of the
                                   Board and Chief Executive Officer..............    1955
THE HONOURABLE
  CHARLES R. BRONFMAN,
  P.C., C.C..................   65 Co-Chairman of the Board and Chairman of the
                                   Executive Committee of the Corporation. Mr.
                                   Bronfman is also a director of Power
                                   Corporation of Canada..........................    1958
EDGAR BRONFMAN, JR...........   41 President and Chief Executive Officer of the
                                   Corporation since June 1994. Previously, he was
                                   President and Chief Operating Officer..........    1988
SAMUEL BRONFMAN II...........   42 President of The Seagram Classics Wine Company
                                   (a division of Joseph E. Seagram & Sons, Inc.,
                                   a subsidiary of the Corporation)...............    1991
MATTHEW W. BARRETT, O.C......   51 Chairman and Chief Executive Officer of Bank of
                                   Montreal (a financial institution). Mr. Barrett
                                   is also a director of The Molson Companies
                                   Limited........................................    1995
FRANK J. BIONDI, JR..........   51 Chairman and Chief Executive Officer of MCA
                                   since April 1996. Previously, he was President,
                                   Chief Executive Officer and a director of
                                   Viacom Inc. (an entertainment and publishing
                                   company). Mr. Biondi is also a director of The
                                   Bank of New York...............................    1996

- --------------------------------------------------------------------------------------------
                                                                                   Director
            Name              Age    Principal occupation and other information     since
- --------------------------------------------------------------------------------------------
THE HONOURABLE
  WILLIAM G. DAVIS,
  P.C., C.C., Q.C............   67 Counsel to Tory Tory DesLauriers & Binnington
                                   (attorneys). Mr. Davis is also a director of
                                   Algoma Steel Inc., Canadian Imperial Bank of
                                   Commerce, Corel Corporation, Dylex Limited,
                                   First American Financial Corporation, First
                                   American Title Insurance Company, Fleet
                                   Aerospace Corporation, Inter-City Products
                                   Corporation, Magna International Inc., NIKE
                                   Canada Ltd., Olympia & York Companies U.S.A.,
                                   Power Corporation of Canada and St. Lawrence
                                   Cement Inc.....................................    1985
THE HONOURABLE PAUL
  DESMARAIS, P.C., C.C.......   69 Chairman of the Executive Committee of Power
                                   Corporation of Canada (a holding and management
                                   company) since May 1996. Previously he was
                                   Chairman and Chief Executive Officer of Power
                                   Corporation of Canada. Mr. Desmarais is also
                                   Chairman of the Board of Pargesa Holding S.A.
                                   and a director of Compagnie Luxembourgeoise de
                                   Telediffusion, Electrafina S.A., Great-West
                                   Lifeco Inc., The Great-West Life Assurance
                                   Company, Groupe Bruxelles Lambert S.A.,
                                   Investors Group Inc., Parfinance, Petrofina
                                   S.A., Power Financial Corporation and U.A.P.
                                   (Union des Assurances de Paris)................    1975
MICHELE J. HOOPER............   45 Corporate Vice President, Caremark
                                   International Inc. (a health care services
                                   provider) since 1993. She has also served as
                                   President of the International Business Group
                                   of Caremark International Inc. since December
                                   1991. Previously, she was President of Baxter
                                   Canada, a division of Caremark International
                                   Inc. Ms. Hooper is also a director of Dayton
                                   Hudson Corporation and PPG Industries..........     --
DAVID L. JOHNSTON, O.C.......   55 Professor of Law at McGill University (an
                                   educational institution) since July 1994.
                                   Previously, he was also Principal and
                                   Vice-Chancellor. Mr. Johnston is also a
                                   director of CT Financial Services Inc.,
                                   Dominion Textile Inc., Emco Limited and The CGI
                                   Group Inc......................................    1987
THE HONOURABLE
  E. LEO KOLBER, SENATOR.....   67 Member of The Senate of Canada. He was also
                                   Chairman of Board of Claridge Inc. (a
                                   management company) from June, 1987 to
                                   September, 1993. Senator Kolber is also
                                   Chairman of the Board of Cineplex Odeon
                                   Corporation (an entertainment company) and a
                                   director of The Toronto-Dominion Bank..........    1971

- --------------------------------------------------------------------------------------------
                                                                                   Director
            Name              Age    Principal occupation and other information     since
- --------------------------------------------------------------------------------------------
MARIE-JOSEE KRAVIS, O.C......   46 Senior Fellow of The Hudson Institute Inc. (a
                                   non-profit economics research institute) since
                                   March 1994. Previously, she was Executive
                                   Director of The Hudson Institute of Canada Inc.
                                   Mrs. Kravis is also a director of Canadian
                                   Imperial Bank of Commerce, Hasbro, Inc.,
                                   Hollinger International Inc., The Ford Motor
                                   Co., Limited and Unimedia Inc..................    1985
ROBERT W. MATSCHULLAT........   48 Vice Chairman and Chief Financial Officer of
                                   the Corporation since October 1995. Previously,
                                   he was Managing Director and Head of Worldwide
                                   Investment Banking for Morgan Stanley & Co.,
                                   Inc. and a director of Morgan Stanley Group,
                                   Inc. (investment bankers). Mr.
                                   Matschullat is also a director of Transamerica
                                   Corporation....................................    1995
C. EDWARD MEDLAND............   68 President of Beauwood Investments Inc. (a
                                   private investment company) since July 1994.
                                   Previously, he was a Corporate Director. Mr.
                                   Medland is also a director of Abitibi-Price
                                   Inc., CT Financial Services Inc., Teleglobe
                                   Inc. and The Thomson Corporation...............    1973
LEW R. WASSERMAN.............   83 Chairman Emeritus of MCA since July 1995.
                                   Previously, he was Chairman and Chief Executive
                                   Officer of MCA.................................    1995
JOHN S. WEINBERG.............   39 General Partner of Goldman, Sachs & Co.
                                   (investment bankers) since November 1992.
                                   Previously, he was a vice president of Goldman,
                                   Sachs & Co.....................................    1995

                              CORPORATE GOVERNANCE

GENERAL

     The Committee on Corporate Governance of The Toronto Stock Exchange (the "TSE") issued its final report (the "TSE Report") containing a series of guidelines for improved corporate governance in Canada. In May 1995, both the TSE and the Montreal Exchange adopted a requirement that each company incorporated in Canada and listed on such exchanges disclose its corporate governance practices with reference to the guidelines. In accordance with those listing requirements, a description of the Corporation's governance practices with reference to the guidelines set out in the TSE Report, including differences from the guidelines, is set forth below.

BOARD OF DIRECTORS

     Stewardship. The Board of Directors is responsible for the overall stewardship of the Corporation and for oversight of management to assure protection of shareholder interests. The Board relies upon management for the development of the overall corporate and individual business unit strategies. The Board evaluates the strategic direction of the Corporation, for which management prepares annual business and longer range strategic plans.

     The Board, directly and through its Audit Committee, is responsible for identifying the principal risks of the Corporation's businesses and ensuring the implementation of appropriate strategies and systems to manage those risks. The Board, directly and through its Audit Committee, assesses the integrity of the Corporation's internal controls and reviews the quality of its management information systems.

     It is the Board's responsibility to select the chief executive officer, to evaluate the performance of the chief executive officer, and to provide for his or her successor. The Board appoints the principal officers of the Corporation and is responsible, directly and through its Human Resources Committee, for the evaluation of the performance of the principal officers of the Corporation and for development, training and succession planning for senior management.

     The Corporation maintains an active investor relations program. Oral and written inquiries from shareholders, the investment community and the general public are responded to by the Secretary of the Corporation or the Vice President, Investor Relations of Joseph E. Seagram & Sons, Inc. ("JES"). The Board is advised of inquiries where appropriate. The investor relations program also includes periodic presentations to the investment community. The Board believes that the existing program facilitates effective communication with the Corporation's shareholders, the general public, and the investment community. The Board, directly and through its Audit Committee, reviews the interim and annual financial results and approves the management proxy circular.

     Size and Relatedness. While the Board is currently composed of 17 directors, there are only 16 nominees seeking election at the Meeting. The Board believes that seven of its current directors are "unrelated" to the Corporation as defined in the TSE Report, i.e., independent of management and free from any business or other relationship, which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings. Seven directors are "related" to the Corporation because they are members or former members of management, namely Edgar M. Bronfman, Chairman of the Board, The Honourable Charles R. Bronfman, Co-Chairman of the Board, Edgar Bronfman, Jr., President and Chief Executive Officer, Samuel Bronfman II, President of The Seagram Classics Wine Company, Robert W. Matschullat, Vice Chairman and Chief Financial Officer of the Corporation, Frank
J. Biondi, Jr., Chairman and Chief Executive Officer of MCA, and Lew R. Wasserman, formerly Chairman and Chief Executive Officer of MCA. In addition, three directors may be regarded as "related" in that they hold senior positions with companies which have substantial ongoing business relationships with the Corporation, namely Matthew W. Barrett, Chairman and Chief Executive Officer of The Bank of Montreal, John L. Weinberg, Senior Chairman of Goldman, Sachs & Co., and John S. Weinberg, General Partner of Goldman, Sachs & Co. David M. Culver and John L. Weinberg will not be standing for re-election at the Meeting. Michele J. Hooper, who is not "related" to the Corporation, is a nominee for election to the Board. Accordingly, if all nominees are elected, the number of directors who may be regarded as "related" will decrease to nine. Although a majority of the current Board may be considered to qualify as "related" directors within the meaning of the TSE Report, a majority (11) of the Corporation's 17 directors are not current officers or employees of the Corporation or any of its affiliates and are therefore "outside" directors as defined in the TSE Report. The Board believes that all members of the Board, regardless of the existence of relationships to the Corporation, exercise independent judgment with a view to the best interests of the Corporation, and believes that the Corporation benefits from the knowledge, experience and mix of skills which its directors bring to the Board. The Corporation has no shareholder who qualifies as a "significant shareholder" within the meaning of the TSE Report, i.e., a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors. However, for information regarding the shareholdings of the descendants of Samuel Bronfman, the founder of the Corporation, and trusts established for their benefit, see "Share Ownership".

     The Chairman of the Board, Edgar M. Bronfman, while separate from the Chief Executive Officer ("CEO"), is a related director. Mr. Bronfman served as CEO for 19 years and has been a member of the Board for 41 years. The Board believes that since the founding family retains substantial shareholdings in the Corporation and members of that family have been, and continue to be, primarily responsible for the management and development of the business, their depth of experience and commitment, as well as long-range vision and strategic focus, constitute an invaluable resource that provides continuity for the Corporation. For these reasons, the Board believes that the composition of the Board is both appropriate and beneficial to the Corporation and its shareholders and that Mr. Bronfman is the most qualified director to act as Chairman.

     Functioning. The Board must approve major capital commitments, acquisitions and expenditures which exceed established thresholds, significant divestitures, dividends and certain changes to the Corporation's capital structure. The Board does not have a formal Nominating Committee. In its stead, the Board performs the functions of a nominating committee for the Corporation and provides for timely and orderly nomination of new members capable of contributing to the effectiveness of the Board. In considering candidates for election to the Board, experience in operating businesses involved in the global distribution of products or services, significant managerial leadership capability, good judgment, business acumen and board experience with other public companies are taken into account. The Corporation does not have a formal process for assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors, nor does it have formal processes and practices to ensure the independence of the Board from management.

     The Corporation educates its new directors by providing them with materials which contain basic information about the Corporation and related matters, which materials are updated, as appropriate. In addition, there are presentations which include descriptions of directors' duties and responsibilities, and Board meetings are held at various facility sites to provide the directors with additional insight into the Corporation's businesses.

     The Board has not developed formal position descriptions for the Board or the CEO. Although the Board does not establish formal corporate objectives for the CEO, certain portions of the compensation of the CEO are determined with reference to established criteria. See "Report on Executive Compensation". In addition, there is regular discussion at Board and Human Resources Committee meetings regarding achievement by senior management of corporate and business unit strategic objectives.

     The Board recently expanded the mandate of the Human Resources Committee to include reviewing the adequacy and form of compensation of directors and responsibility for succession planning for senior management.

     Although there is no formal procedure to enable individual directors to engage an outside advisor at the expense of the Corporation, outside advisors are retained from time to time to represent and advise directors, as appropriate.

BOARD MEETINGS, COMMITTEES

     During the Transition Period the Board of Directors held four meetings and committees of the Board held a total of seven meetings. With the exception of The Honourable Paul Desmarais, all directors attended 75% or more of the meetings of the Board of Directors and of all the committees of the Board on which they served during the time in which they were directors or committee members.

     The Board has established four committees to assist the Board in effectively carrying out its responsibilities. The Audit, Human Resources and Corporate Governance Committees, described below, are each comprised entirely of "outside" directors, a majority of which are "unrelated". In addition, the Board has also established an Executive Committee which is comprised of seven directors, three of whom are "unrelated", with the authority to exercise all of the powers of the Board in the management and direction of the operations of the Corporation, except such acts as must by law be performed by the full Board and any matter which the full Board retains for itself. The members of the Executive Committee are Edgar M. Bronfman, The Honourable Charles R. Bronfman, Edgar Bronfman, Jr., The Honourable Paul Desmarais, Senator E. Leo Kolber, Robert W. Matschullat and C. Edward Medland. All of the committees of the Board report to the Board on a regular basis.

     Corporate Governance Committee. The members of the Corporate Governance Committee are The Honourable William G. Davis, Chairman, David L. Johnston, Marie-Josee Kravis and John S. Weinberg, all of whom are "outside" directors and three of whom are "unrelated". The Corporate Governance Committee met twice during the Transition Period. The Committee's mandate is to develop the Corporation's approach to governance issues and the Corporation's response to the TSE guidelines. In furtherance of this mandate, the Committee reviews and assesses the Corporation's procedures with respect to a wide range of governance issues identified in the TSE guidelines.

     Audit Committee. The members of the Audit Committee are C. Edward Medland, Chairman, The Honourable William G. Davis, The Honourable Paul Desmarais and John S. Weinberg, all of whom are "outside" directors and three of whom are "unrelated". The Committee met twice during the Transition Period. The primary responsibilities of the Committee are to review the nature and scope of the audit and non-audit services provided by the Corporation's independent auditors, to review the recommendations of the independent auditors and the responses of the Corporation's management, to review internal accounting and financial procedures of the Corporation, to review the Corporation's annual and quarterly financial statements, to review matters in regard to the Corporation's pension plans, to review the Corporation's risk management and insurance plans and to monitor the Corporation's program for compliance with policies on business ethics. The Audit Committee assesses the integrity of the Corporation's internal controls and reviews the quality of its management information systems.

     Human Resources Committee. The members of the Human Resources Committee are David M. Culver, Chairman, Matthew W. Barrett, David L. Johnston, Senator E. Leo Kolber, Marie-Josee Kravis and John L. Weinberg, all of whom are "outside" directors and four of whom are "unrelated". The Committee met three times during the Transition Period. Its principal functions are to supervise development of management resources, to review the annual compensation of all officers of the Corporation and selected officers and employees of subsidiary companies, to review the form and adequacy of the compensation of directors, and to review all executive and director compensation plans and major changes to existing employee benefit plans. The Committee is also responsible for reviewing the succession plan for senior management.

COMPENSATION OF DIRECTORS

     The Corporation's directors, other than those who are employees of the Corporation, are paid Cdn. $35,000 (approximately U.S. $25,600) a year plus a fee of Cdn. $1,500 (approximately U.S. $1,100) for each Board and committee meeting attended, and are reimbursed for travel expenses incurred in connection therewith. Committee chairmen receive an additional Cdn. $4,500 (approximately U.S. $3,300) per year. Directors who are employees of the Corporation or its subsidiaries do not receive compensation by reason of their membership on, or attendance at meetings of, the Board or committees thereof. Effective as of November 1, 1996, directors will receive an annual retainer of U.S. $35,000 (plus U.S. $4,500 for committee chairmen) and a fee of U.S. $1,500 for each meeting attended.

     Effective November 1, 1996, non-employee directors will receive at least 50% of their annual fees in Shares or Share equivalents pursuant to The Seagram Company Ltd. Stock Plan for Non-Employee Directors. Under the plan, each non-employee director may elect to receive either 50% or 100% of his or her annual fee in Shares or deferred share units. If a director elects to receive Shares, the applicable retainer amount (net of withholding taxes) will be used to purchase Shares on the open market. The Shares will be delivered promptly to the director. If a director elects to receive deferred share units, units representing the value of Shares will be credited to the director's account based on the market value of a Share on the annual crediting date. Deferred share units will be paid to the director, along with the value of dividends as if reinvested in additional Shares, after termination of Board service. Payment will be made in Shares or cash, net of tax withholding, based on the then market value of the Shares. Fees for attending Board and committee meetings and/or for serving as a Board committee chairman may also be received in deferred share units at the election of non-employee directors.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation of the Corporation's chief executive officer and each of the Corporation's four other most highly compensated executive officers with respect to the Transition Period and each of the Corporation's two preceding full fiscal years.

- ----------------------------------------------------------------------------------------------------------------------------------
                                          Annual Compensation                    Long-Term Compensation
                                 ----------------------------------------------------------------------------------
                                                                                    Awards                Payouts
                                                                      ----------------------------------------------
                                                                                                                         All
                                                            Other                         Securities                    Other
                                                           Annual       Restricted        Underlying        LTIP    Compensation
                    Year(1)        Salary    Bonus(2)   Compensation   Stock Awards      Options/SARs     Payouts        (3)
  Name and
   Principal
    Position                         ($)        ($)          ($)            (#)              (#)            ($)          ($)
- ----------------------------------------------------------------------------------------------------------------------------------
 Edgar M.
   Bronfman      June 30, 1996     312,500    293,750     68,893(4)          0              80,000           0           250
   Chairman
     of the
     Board     January 31, 1996    700,020    556,520      406,394           0              80,000           0         100,152
   of the
  Corporation
     and of
     JES       January 31, 1995    725,018    665,020      370,811           0              85,000           0         97,856
- ----------------------------------------------------------------------------------------------------------------------------------
 Charles R.
   Bronfman      June 30, 1996     250,000    235,000        N/A             0              69,200          N/A          N/A
  Co-Chairman
     of the
     Board
     and       January 31, 1996    552,000    438,840        N/A             0              69,200          N/A          N/A
   Chairman
of the
Executive      January 31, 1995    552,000    524,400        N/A             0              70,000          N/A          N/A
   Committee
     of the
  Corporation
- ----------------------------------------------------------------------------------------------------------------------------------
 Edgar
   Bronfman,
   Jr.           June 30, 1996     416,675   1,175,000        0              0            1,000,000          0            0
   President
     and
     Chief
    Executive  January 31, 1996    902,700    731,720      88,384            0                0              0         17,487
   Officer of
     the
  Corporation  January 31, 1995    846,745    840,750      135,152           0             646,000           0         14,186
   and of JES
- ----------------------------------------------------------------------------------------------------------------------------------
 Robert W.
  Matschullat    June 30, 1996     312,500    312,500         0              0                0              0           188
   Vice
   Chairman    January 31, 1996    250,000    250,000         0          66,500(6)         445,500           0          1,188
   and Chief
   Financial
   Officer of
   the
  Corporation
   and of
   JES(5)
- ----------------------------------------------------------------------------------------------------------------------------------
 Frank J.
   Biondi,
   Jr.           June 30, 1996     189,744    853,846      56,712            0            1,500,000          0            0
   Chairman
     and
     Chief
    Executive
   Officer of
     MCA(7)
- ----------------------------------------------------------------------------------------------------------------------------------

(1) The Corporation changed its fiscal year end to June 30, effective June 30, 1996. The table reflects information for the five month transition period ended June 30, 1996 and the two preceding full fiscal years ended January 31, 1996 and 1995.

(2) Awards in respect of the Transition Period were approved by the Human Resources Committee on September 3, 1996.

(3) Amounts in this column reflect the aggregate value of the contributions by the Corporation's subsidiaries under the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates and the current dollar value benefit of the premiums paid under the JES Insurance and Salary Continuation Programs.

(4) Other Annual Compensation for the Transition Period includes $68,640 for financial counseling services.

(5) Mr. Matschullat became Vice Chairman and Chief Financial Officer of the Corporation and of JES on October 1, 1995.

(6) On October 1, 1995, JES awarded Mr. Matschullat a special one-time grant of 100,000 Shares, 66,500 of which were subject to certain restrictions ("Restricted Shares"). As of June 30, 1996, the 66,500 Restricted Shares had a market value of $2,236,063. Restrictions on 33,250 of the Restricted Shares will lapse on each of October 1, 1996 and October 1, 1997. Mr. Matschullat is entitled to receive any dividends declared upon the Restricted Shares.

(7) Mr. Biondi became Chairman and Chief Executive Officer of MCA on April 23, 1996.

                     OPTION/SAR GRANTS IN TRANSITION PERIOD

- ------------------------------------------------------------------------------------------------------------------------
                                                                                       Potential Realizable Value
                            Number of                                                  at Assumed Annual Rates
                           Securities     % of Total                                   of Stock Price Appreciation
                           Underlying    Options/SARs    Exercise                      for Option Term
                          Options/SARs    Granted to      or Base                      ---------------------------------------
                             Granted     Employees in      Price        Expiration         0%                 5%             10%
Name                           (#)        Fiscal Year       ($)            Date            ($)                ($)            ($)
- ----------------------------------------------------------------------------------------------------------------------------------
 Edgar M. Bronfman         80,000 (1)         1%          33.3750     March 13, 2006       0          1,679,136       4,255,280
- ----------------------------------------------------------------------------------------------------------------------------------
 Charles R. Bronfman       69,200 (1)         1%          33.3750     March 13, 2006       0          1,452,453       3,680,822
- ----------------------------------------------------------------------------------------------------------------------------------
 Edgar Bronfman, Jr.      750,000 (2)        11%          36.8125    February 13, 2006     0         17,363,260      44,002,163
                          250,000 (2)         4%          48.9606    February 13, 2006     0          2,750,728      11,630,363
- ----------------------------------------------------------------------------------------------------------------------------------
 Robert W. Matschullat          0             N/A           N/A             N/A            0                  0               0
- ----------------------------------------------------------------------------------------------------------------------------------
 Frank J. Biondi, Jr.   1,000,000 (3)        15%          33.6250     April 22, 2006       0         21,146,426      53,589,508
                          500,000 (3)         7%          47.0750     April 22, 2006       0          3,848,213      20,069,754
- ----------------------------------------------------------------------------------------------------------------------------------
 All Shareholders (4)                                                                      0      7,888,864,926  19,992,048,829
- ----------------------------------------------------------------------------------------------------------------------------------
 Gain to Named Executive Officers as a Percentage of Gain to all Shareholders              0%             0.61%           0.69%
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Options to purchase Shares which were granted on March 14, 1996 and become exercisable in equal installments over a three-year period beginning on the first anniversary of the date of grant.

(2) Options to purchase Shares which were granted on February 14, 1996 and become exercisable in equal installments over a five-year period beginning on the first anniversary of the date of grant.

(3) Options to purchase Shares which were granted on April 23, 1996 when Mr. Biondi joined MCA and become exercisable in equal installments over a five-year period beginning on the first anniversary of the date of grant.

(4) The potential realizable gain to all shareholders is calculated based on 373,059,014 shares outstanding and a fair market value of $33.625 per Share on June 30, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN TRANSITION PERIOD AND
                    TRANSITION PERIOD-END OPTION/SAR VALUES

- -----------------------------------------------------------------------------------------------------
                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                         SHARES                        OPTIONS/SARS AT           OPTIONS/SARS AT
                       ACQUIRED ON      VALUE          FISCAL YEAR-END           FISCAL YEAR-END
                        EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
NAME                       (#)           ($)                 (#)                       ($)
- -----------------------------------------------------------------------------------------------------
 Edgar M. Bronfman          0             0            805,120/80,000           8,545,417/20,000
- -----------------------------------------------------------------------------------------------------
 Charles R. Bronfman        0             0            385,700/69,200           2,269,055/17,300
- -----------------------------------------------------------------------------------------------------
 Edgar Bronfman, Jr.        0             0          1,785,600/1,900,000      1 0,661,900/5,906,250
- -----------------------------------------------------------------------------------------------------
 Robert W.
  Matschullat               0             0            100,000/345,500                  0/0
- -----------------------------------------------------------------------------------------------------
 Frank J. Biondi, Jr.       0             0                  0/1,500,000                0/0
- -----------------------------------------------------------------------------------------------------

PENSION, BENEFIT EQUALIZATION, SALARY CONTINUATION AND SEVERANCE PLANS

     JES maintains a pension plan for employees (including Edgar M. Bronfman, Edgar Bronfman, Jr., Robert W. Matschullat and other officers) of JES and its U.S. subsidiaries. Benefits under this plan are based upon salary as reported in the "Summary Compensation Table", and are subject to statutory limitations as to maximum amounts payable. A separate benefit equalization plan provides for additional payments on an unfunded basis with respect to awards payable under the Management Incentive Plan of JES and amounts in excess of statutory limitations for certain senior executives of JES, including Edgar M. Bronfman, Edgar Bronfman, Jr. and Robert W. Matschullat. The benefit equalization plan also grants to participating senior executive employees credit for one year of additional service (up to a maximum of 15 years) for each year of actual service, up to a combined aggregate of 35 years of service (up to 40 years under certain circumstances), provided that such employees have attained the age of 65 (or earlier under certain circumstances) and have accumulated at least ten years of service for purposes of the pension plan. The estimated annual pension benefits (calculated on a straight-life basis) payable on retirement to eligible employees at or after age 65 under the plans as currently in effect at an assumed average covered compensation during any five years of the last ten years of employment in which the covered compensation was the highest are shown below.

                               PENSION PLAN TABLE
- --------------------------------------------------------------------------------

                                          Annual pension for representative
                                             years of continuous service
    Five-year average       -------------------------------------------------------------
   final compensation          5            10           20           30           40
- -----------------------------------------------------------------------------------------
        $ 400,000           $ 30,000     $ 60,000     $120,000     $179,000     $ 239,000
          600,000             45,000       90,000      180,000      269,000       359,000
          800,000             60,000      120,000      240,000      359,000       479,000
        1,000,000             75,000      150,000      300,000      449,000       599,000
        1,200,000             90,000      180,000      360,000      539,000       719,000
        1,400,000            105,000      210,000      420,000      629,000       839,000
        1,600,000            120,000      240,000      480,000      719,000       959,000
        1,800,000            135,000      270,000      540,000      809,000     1,079,000
        2,000,000            150,000      300,000      600,000      899,000     1,199,000
        2,200,000            165,000      330,000      660,000      989,000     1,319,000
- -----------------------------------------------------------------------------------------

     At June 30, 1996, Edgar M. Bronfman was credited with 40 years (the maximum years permitted under the plans), Edgar Bronfman, Jr., was credited with 14 years and Robert W. Matschullat was credited with nine months for purposes of the plans. JES has agreed with Robert W. Matschullat that upon his retirement he will receive a minimum annual pension benefit of $30,000 multiplied by the number of years (or portions thereof) of his service to the Corporation.

     JES maintains a program which provides retirement salary continuation benefits for Edgar M. Bronfman and Edgar Bronfman, Jr. and certain other executives of JES. If the participant retires after the age of 55 with ten or more years of service, he will receive an amount payable annually for ten years of up to 35% of the sum of his base salary in the last year of employment plus the highest management incentive award previously received. Effective as of 1988, there will be no new participants in the salary continuation program and, subject to the terms of such program, existing participants will receive payments based on their compensation levels at January 31, 1988.

     Joseph E. Seagram & Sons, Limited ("JES Limited"), a Canadian subsidiary of the Corporation, maintains registered pension, unfunded pension and post-retirement consulting plans for certain of the Corporation's executive employees, including Charles R. Bronfman. These plans are substantially equivalent to the pension, benefit equalization and retirement salary continuation plans of JES. The estimated aggregate annual pension benefits payable at normal retirement age, at or after age 60, under the registered and unfunded plans as currently in effect at an assumed average salary and cash bonus during any five years of the last ten years of employment in which the compensation was the highest are shown below.

                               PENSION PLAN TABLE

- --------------------------------------------------------------------------------

                                         Annual pension for representative
                                            years of continuous service
    Five-year average       ------------------------------------------------------------
   final compensation          10           20           30           40           45
- ----------------------------------------------------------------------------------------
        $ 200,000           $ 30,000     $ 60,000     $ 90,000     $120,000     $135,000
          400,000             60,000      120,000      180,000      240,000      270,000
          600,000             90,000      180,000      270,000      360,000      405,000
          800,000            120,000      240,000      360,000      480,000      540,000
        1,000,000            150,000      300,000      450,000      600,000      675,000
        1,200,000            180,000      360,000      540,000      720,000      810,000
        1,400,000            210,000      420,000      630,000      840,000      945,000
- ----------------------------------------------------------------------------------------

     At June 30, 1996, Charles R. Bronfman was credited with 45 years of service for purposes of the plans.

     JES maintains a severance pay plan (the "Severance Pay Plan") for certain non-union employees of JES and certain of its U.S. subsidiaries, including Edgar
M. Bronfman, Edgar Bronfman, Jr. and Robert W. Matschullat. The named executive officers are entitled to receive benefits under the Severance Pay Plan only if their employment is terminated due to a permanent and complete closing of a location, a job elimination, or a failure to consistently perform at a level that meets minimum acceptable requirements. The Severance Pay Plan provides benefits to eligible employees equal to a certain portion of their annual rate of base salary for each year of service, subject to a maximum amount. The maximum period of time over which benefits may be provided under the Severance Pay Plan is 24 months.

EMPLOYMENT AND CONSULTING AGREEMENTS

     In connection with his appointment as Vice Chairman and Chief Financial Officer and a director of the Corporation and JES on October 1, 1995, Robert W. Matschullat and JES entered into an employment agreement dated July 31, 1995 which provides that Mr. Matschullat is paid an annual salary of $750,000, subject to upward adjustment in JES's discretion on each July 1 (provided that the increase shall be at least 5% of his then current salary (3.75% on July 1, 1996)), and participates in all benefit plans and arrangements generally applicable to the Corporation's senior executives, provided that he is to receive an incentive bonus with respect to each fiscal year of the Corporation through June 30, 1998, in an amount not less than the salary paid in respect of such fiscal year, to receive in each calendar year commencing 1997, ten-year options (which become exercisable after one year) to purchase 100,000 Shares at the fair market value of such Shares on the date of grant and to receive pension benefits described above under "Pension, Benefit Equalization, Salary Continuation and Severance Plans". On October 1, 1995, Mr. Matschullat was awarded (i) ten-year options to purchase 145,500 Shares and (ii) a special one-time grant of ten-year options to purchase 300,000 Shares (of which 100,000 options were exercisable on the date of grant and of which 100,000 become exercisable on each of October 1, 1996 and October 1, 1997 or upon his earlier death or disability), in each case at the fair market value of the Shares on the date of grant. On October 1, 1995, Mr. Matschullat was also awarded a special one-time grant of 100,000 Shares, 66,500 of which (the "Restricted Shares") are subject to forfeiture if Mr. Matschullat's employment with JES is terminated by JES for cause or by Mr. Matschullat without good reason. All transfer and other restrictions will lapse (i) as to 33,250 Restricted Shares, plus any equity securities of the Corporation issued with respect thereto, on each of October 1, 1996 and October 1, 1997, and (ii) as to all remaining Restricted Shares, plus any equity securities of the Corporation issued with respect thereto, upon Mr. Matschullat's death or disability or the termination of his employment by JES without cause or by him with good reason. Mr. Matschullat is entitled to receive dividends upon and vote the Restricted Shares. If Mr. Matschullat's employment with JES is terminated by him with good reason or by JES without cause, Mr. Matschullat is entitled to receive (i) a payment equal to all accrued salary and bonus amounts for any completed fiscal year, two times his then annual salary and two times the greater of his then target bonus under the Management Incentive Plan of JES (which must be no less than 90% of his then salary) and his minimum bonus; (ii) continued medical, dental and life insurance coverage under the JES Senior Executive Benefits Program until the earlier of two years following the date of termination or his eligibility for coverage with another employer; and (iii) full vesting of all options then held by Mr. Matschullat.

     In connection with his appointment as Chairman and Chief Executive Officer of MCA on April 23, 1996, Frank J. Biondi, Jr., MCA and the Corporation entered into an employment agreement dated as of such date with a term ending on June 30, 2001 which provides that Mr. Biondi is paid an annual salary of $1,000,000 and participates in all benefit plans and arrangements and certain medical, life insurance and auto plans available to MCA executives. Subject to approval by the Corporation's shareholders of the Senior Executive Short-Term Incentive Plan set forth in Schedule A hereto, Mr. Biondi has the opportunity to earn an annual cash incentive bonus for each fiscal year commencing on or after July 1, 1996 targeted at $4,500,000, adjusted for inflation in future years, up to a maximum of twice the initial target, if and to the extent applicable MCA performance targets are met. He received an initial bonus of $853,846 for the period commencing on April 23, 1996 and ending June 30, 1996. Mr. Biondi will receive deferred annual compensation for the period from April 23, 1996 through June 30, 1997, at an annual rate of $300,000 (prorated for the partial year), and for each year thereafter in an amount equal to his previous year's salary and deferred compensation, adjusted for inflation, less $1,000,000, with such deferred compensation to be paid in January of the first calendar year following the fiscal year in which Mr. Biondi ceases to be an executive officer of MCA. Mr. Biondi will receive annual grants of ten-year options (which become exercisable after one year) to purchase 200,000 Shares at the fair market value of such Shares on the date of grant. On April 23, 1996, Mr. Biondi was awarded a special one-time grant of ten-year options to purchase 1,000,000 Shares at their fair market value on the date of grant and options to purchase 500,000 Shares at 140% of such fair market value, which options become exercisable in five equal annual installments commencing on April 23, 1997.

     If Mr. Biondi's employment with MCA is terminated by him with good reason, including the diminution of the Corporation's ownership of MCA below specified levels or the sale of substantially all of MCA's income producing assets or property, or by MCA without cause, Mr. Biondi's options will become exercisable in full and Mr. Biondi will be entitled to receive (i) salary, deferred compensation and target bonus payments for the longer of two years from such termination date or the expiration of the term of his employment agreement, (ii) a cash payment of between $5,000,000 and $15,000,000 depending upon when such termination occurs, and (iii) continuation of medical, dental and insurance coverage until the earlier of the conclusion of the continuation period or his eligibility for coverage with another employer, with life insurance coverage maintained until June 30, 2001. If Mr. Biondi's employment terminates by reason of his death during the term of his employment agreement, Mr. Biondi's beneficiary is entitled to receive salary, deferred compensation and target bonus payments for the shorter of one year from such date or the remainder of the term of his employment agreement. If Mr. Biondi's employment is terminated by reason of his permanent disability, he is generally entitled to receive (i) salary, deferred compensation and target bonus payments continuing for the shorter of two years from such date or the remainder of the term of his employment agreement, and (ii) 60% of salary until the earlier of his attainment of age 65 or the end of his permanent disability, in either case, as reduced by the amount of any other benefits otherwise payable to Mr. Biondi in connection therewith. With respect to any of the payments described herein, if such payments would result in the imposition of an excise tax upon Mr. Biondi under
Section 4999 of the United States Internal Revenue Code ("Code"), Mr. Biondi shall also receive a cash payment equal to the sum of such excise taxes due by reason of such payments, plus any amount necessary to place Mr. Biondi in the same after-tax position as if no such excise taxes had been imposed. In addition, MCA will provide him with a $10,000,000 life insurance benefit during the term of the agreement. The agreement also restricts Mr. Biondi's ability to interfere with the businesses of MCA, its subsidiaries and affiliates for two years following the termination of his employment and, in the event his employment is terminated by MCA for cause, by him without good reason or due to his permanent disability, his ability to compete with such entities for the lesser of one year following such termination or the remainder of the term of his employment agreement.

     During the Transition Period, the Corporation paid Lew R. Wasserman, a director of the Corporation and former Chairman and Chief Executive Officer of MCA, consulting fees in the amount of $416,667 pursuant to the terms of his employment agreement with MCA dated as of December 6, 1988, as amended. Pursuant to such agreement, Mr. Wasserman became a consultant and advisor to MCA on an exclusive basis effective January 4, 1996 at an annual fee of $1,000,000 and will serve in that capacity until his death or his election to terminate such relationship. Under the terms of the agreement, Mr. Wasserman participated, and while he serves as a consultant will continue to participate, in benefit plans generally available to MCA employees and certain medical, life insurance and auto plans available to MCA executives.

REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors (the "Committee"), which consists of non-employee directors, has furnished the following report on executive compensation:

     Compensation for executive officers consisted primarily of three components: salary, short-term incentive compensation and stock-based compensation. The general guidelines used by the Corporation to determine the levels of these components are described below. It should be noted, however, that the compensation of certain executive officers was governed by the terms of employment agreements, certain of which are described above under "Employment and Consulting Agreements".

     The Corporation annually reviews compensation data from surveys conducted by independent compensation consultants relating to approximately 35 companies consisting primarily of Fortune 500 and similar international companies in the food, beverage and consumer products industries and, in the case of the Chief Executive Officer, a group of 12 Fortune 500 and similar international consumer product and entertainment companies (the "Comparison Group"). The peer group included in the performance graph on page 18 consists of companies of varying sizes engaged in the beverage alcohol and food businesses, some of which are included in the Comparison Group. The Committee believes that the Comparison Group more accurately reflects the Corporation's competitors for executive talent. Based on its review of the Compensation data, the Committee determines the various components of executive compensation for each executive officer.

     Salary. Salaries for executive officers are generally maintained at competitive levels within relevant labor markets and are reviewed annually to maintain a competitive position. In respect of the Transition Period, the Corporation targeted base salaries in the third quartile paid by members of the Comparison Group for similar positions. Salary was determined for each executive based on the executive's responsibilities, skills and sustained performance.

     Short-Term Incentive Compensation. Compensation under the Management Incentive Plan of JES served as the variable component of cash compensation for the Transition Period for participating executive officers and other employees. For the Transition Period, the target awards of executive officers was based upon the degree to which the Corporation and any applicable operating unit achieved prescribed earnings objectives. Incentive awards for executive officers were targeted at levels such that if targets were achieved, incentive awards in combination with salary would result in executive officers earning cash compensation at an annualized rate at approximately the 75th percentile paid by members of the Comparison Group for similar positions. Target awards for executive officers ranged from approximately 40% to 300% of salary in effect for the Transition Period. Actual awards were determined at the end of the Transition Period and ranged from 90% to 100% of such executives' targets based on the actual performance of the Corporation or the applicable operating unit. Executives may elect to receive their awards in the form of cash, stock units or stock appreciation rights and may defer the payment of cash awards.

     Stock-Based Compensation. The Corporation's 1992 and 1996 Stock Incentive Plans provide an opportunity for participating executive officers and other participating employees to benefit from the appreciation in the value of the Shares. Options are an important element of the total compensation program.

     Since under the plans the exercise price of an option cannot be less than the fair market value of a Share on the date of grant, options produce value for recipients only if the price of Shares increases relative to the price on the grant date. Options generally are granted to executive officers annually, have ten year terms (subject to early termination in certain circumstances) and, commencing in 1996, have three-year vesting periods, although these plans provide the Committee with the flexibility to grant options with different vesting periods. The number of options granted to executive officers annually is determined so that the aggregate value of base salary, targeted short-term incentive awards and stock option grants would approximate the 75th percentile of the aggregate value of base salary, annual bonus and stock option grants for similar positions at companies in the Comparison Group. For this purpose, stock options were valued using a variant of the Black-Scholes option pricing model. In granting options annually, the amount and terms of outstanding options held by executive officers were not taken into account.

     Compensation for the Chief Executive Officer. Effective February 1, 1996, the base salary for Edgar Bronfman, Jr. was increased to an annual rate of $1,000,000 and his target annual incentive was set at 300% of salary. Mr. Bronfman was awarded $1,175,000 under the Management Incentive Plan for the Transition Period, which was less than his target. The increased annual rate of salary approximates the median salary paid by members of the Comparison Group. Including his bonus, Mr. Bronfman's total cash compensation on an annualized basis is between the median and the 75th percentile of total cash compensation for chief executive officers of the Comparison Group.

     The Committee continues to be of the view that a large percentage of Mr. Bronfman's total compensation should be directly related to improvements in the market value of the Shares, and that he be incentivized to secure for shareholders returns which outperform the market generally. Accordingly, in 1993 the Committee approved a five-year equity-based compensation program for Mr. Bronfman consisting of (i) an initial grant of stock options and (ii) annual grants of stock appreciation rights ("SARs") to the extent the return on the Shares exceeds the return on the shares included in the Standard & Poor's 500 Composite Index (the "S&P 500"). If and to the extent that an investment in Shares produces returns which exceed those provided by the broader market, the program permits the Committee to grant SARs to Mr. Bronfman at the end of each of the five twelve-month periods commencing with the twelve-month period ended January 31, 1995. At the end of each such twelve-month period, the Committee will compare the appreciation in the value of the Shares from February 1, 1994 to the end of such twelve-month period to the appreciation in the value of the S&P 500 for the same period. For every basis point by which the appreciation in the value of the Shares exceeds the appreciation in the value of the S&P 500 for such period, the Committee intends to grant Mr. Bronfman 1,000 SARs, although the Committee has retained the discretion to increase or decrease any grant if unanticipated events occur. The SARs will be exercisable for cash, will terminate ten years from the date of grant and will have an exercise price equal to the fair market value of Shares on the date of grant. The Committee does not intend to grant any SARs for any period in which the appreciation in value of the Shares does not exceed the appreciation in value of the S&P 500. The SAR program did not result in any SAR grants during the Transition Period.

     In light of Mr. Bronfman's individual accomplishments in connection with the redemption of the Corporation's interest in DuPont, the acquisition of the Corporation's interest in MCA and the acquisition of the juice and juice beverage businesses of Dole Food Company Inc., excluding its canned pineapple juice business, during the fiscal year ended January 31, 1996, on February 14, 1996 the Committee granted him options to purchase one million Shares, 75% of which were granted at fair market value and 25% of which were granted at a 33% premium to market. These options become exercisable in equal annual installments over a five-year period beginning on the first anniversary of the date of grant.

     Changes to Internal Revenue Code. Changes made to the Code which became effective in 1994 limit JES's ability to deduct certain compensation in excess of $1 million per year paid to certain individuals named in the Summary Compensation Table. To the extent JES is subject to this limitation, the Committee currently believes that the Corporation should maintain its flexibility in designing effective compensation plans that can respond quickly to marketplace and company needs. The Corporation's proposed Senior Executive Short-Term Incentive Plan has been designed to meet these needs while also satisfying the Code's deductibility requirements. The Committee will continue from time to time to review the advisability of making changes in the Corporation's compensation plans to reflect government mandated policies but will not make further changes unless it feels that such changes are in the best interests of the Corporation and its shareholders.

                                       HUMAN RESOURCES COMMITTEE

                                       David M. Culver, Chairman
                                       Matthew W. Barrett
                                       David L. Johnston
                                       Senator E. Leo Kolber
                                       Marie-Josee Kravis
                                       John L. Weinberg

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return of the Corporation's Shares with the cumulative total return of the S&P 500, the Toronto Stock Exchange 300 Composite Index ("TSE 300") and a peer group for the five-year period from June 30, 1991 to June 30, 1996. The graph assumes that $100 was invested on June 30, 1991 in each of the Shares, the S&P 500, the TSE 300 and the peer group, and that all dividends were reinvested.

     In addition to the Corporation, the peer group consists of the following companies: Adolph Coors Company, Allied Domecq PLC, Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., CPC International Inc., General Mills, Inc., Grand Metropolitan PLC, Guinness PLC, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Unilever N.V., and WM. Wrigley Jr., Co. The peer group is comprised of companies included in the S&P Beverages (Alcoholic) Index and the S&P Foods Index as well as certain non-U.S. companies that are not included in the S&P 500 but which compete with the Corporation's beverage alcohol business. The peer group does not include entertainment companies because the Corporation owned its 80% interest in MCA for only thirteen months of the five-year period covered by the following graph. The stock performance of each of the constituent companies in the peer group is weighted on the basis of market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG THE CORPORATION, S&P 500, TSE 300 AND PEER GROUP
                         (TWELVE MONTHS ENDED JUNE 30)

     MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)         SEAGRAM        S&P 500        TSE 300       PEER GROUP
1991                                    100            100            100            100
1992                                    108            113            101            117
1993                                    104            129            122            111
1994                                    123            131            127            114
1995                                    143            165            146            131
1996                                    141            208            166            148

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources Committee is comprised of six "outside" directors, David M. Culver, Matthew W. Barrett, David L. Johnston, Senator E. Leo Kolber, Marie-Josee Kravis and John L. Weinberg. Certain information with respect to entities with which certain of such members are related is set forth below.

     As of August 31, 1996, MCA held an approximately 42% equity interest in Cineplex Odeon Corporation ("Cineplex Odeon"). Pursuant to film distribution and exhibition agreements entered into in accordance with normal business terms and conditions, MCA receives film licensing fees from Cineplex Odeon and pays Cineplex Odeon distribution fees. As of August 31, 1996, the CRBT and Charles R. Bronfman, collectively, held an approximately 22% equity interest in Cineplex Odeon. Senator E. Leo Kolber, a director of the Corporation and a trustee of the CRBT, is a director and the Chairman of the Board of Cineplex Odeon and as of August 31, 1996 held an approximately 2% equity interest in Cineplex Odeon.

     Bank of Montreal extends credit and provides other services to the Corporation and its subsidiaries from time to time, including serving as a co-agent and lender pursuant to several credit agreements with the Corporation and its subsidiaries, acting as an issuing agent and broker for commercial paper of the Corporation and providing cash management and other services to the Corporation and certain of its subsidiaries. Matthew W. Barrett, a director of the Corporation, is Chairman and Chief Executive Officer of Bank of Montreal.

TRANSACTIONS WITH DIRECTORS AND OTHERS

     During the Transition Period, Claridge Inc. ("Claridge") reimbursed a subsidiary of the Corporation for use of aircraft owned by such subsidiary in the amount of $84,513, representing Claridge's pro rata share of all applicable operating expenses. The CRBT owns all of the shares of Claridge. Charles R. Bronfman, 1170 Peel Street, Montreal, Quebec and Arnold M. Ludwick, 1170 Peel Street, Montreal, Quebec, are among the directors and officers of Claridge.

     During the Transition Period, the Corporation paid or accrued rent and reimbursed expenses to Claridge in the amount of Cdn. $309,470 (and Cdn. $41,705 during the current fiscal year to August 31, 1996) with respect to use by the Corporation of office and parking space and secretarial services.

     Goldman, Sachs & Co. from time to time performs investment banking services and provides investment advice for the Corporation and its subsidiaries, including acting as a dealer in the sale of commercial paper issued by JES, as a market maker in certain securities of JES, as a broker in connection with purchases of Shares for cancellation by the Corporation, and as managing underwriter or participating underwriter in connection with the sale of securities. John L. Weinberg and John S. Weinberg, 85 Broad Street, New York, New York, are Senior Chairman and General Partner, respectively, of Goldman, Sachs & Co.

     During the Transition Period, JES paid or accrued consulting fees in the amount of $101,250 (and $12,500 during the current fiscal year to August 31, 1996) with respect to consulting services provided to JES and its affiliates by Henry Consultants Ltd., a company which is beneficially owned by Frank Alcock, the father-in-law of Edgar Bronfman, Jr.

     The Corporation considers the amounts paid or received with respect to the various transactions discussed above and under "Human Resources Committee Interlocks and Insider Participation" to be reasonable and competitive and believes they are comparable to those which would have been paid to or received from others.

     The Corporation maintains directors' and officers' liability insurance whereby the directors and officers of the Corporation and its subsidiaries are insured against certain defined losses from claims against them in their capacities as directors and officers for defined wrongful acts. The policy covers amounts which directors and officers become obligated to pay for defined losses up to a stipulated limit in a policy year. The aggregate limit is U.S. $25,000,000 at an annual premium of U.S. $390,000, which was paid in respect of the policy year which extends until September 1996. The Corporation's deductible is U.S. $500,000.

              PROPOSED SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

     Shareholders will be asked to consider and, if deemed advisable, to approve the Corporation's Senior Executive Short-Term Incentive Plan (the "Plan") for certain senior executive officers of the Corporation and its subsidiaries. Shareholder approval is required so that compensation payable pursuant to the Plan to any "covered employee", together with certain other compensation payable to such employee, is excluded from the $1,000,000 limit on deductible compensation set forth in Section 162(m) of the Code. A "covered employee" is an executive officer named in the "Summary Compensation Table" who is acting in such capacity on the last day of the applicable tax year of the Corporation and its subsidiaries.

SUMMARY OF THE PLAN

     The following is a brief summary of the terms of the Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Plan set forth in Schedule A to this Proxy Circular.

     The purpose of the Plan is to promote the interests of the Corporation and its shareholders by providing incentives in the form of periodic bonus awards ("Awards") to certain executive employees of the Corporation and its subsidiaries, thereby motivating such executives to attain corporate performance goals described below, while preserving for the benefit of subsidiaries of the Corporation the associated U.S. federal income tax deduction.

     Administration. The Plan is administered by the Human Resources Committee of the Board of Directors, or such other persons designated by the Board of Directors (the "Committee"). The Committee may delegate any of its duties and powers in whole or in part to any subcommittee thereof consisting of at least two "outside directors," as defined under Section 162(m) of the Code. The Committee, or its delegate, will provide objective, performance-based annual Awards for selected senior executives (the "Participants") of the Corporation, as described below.

     Awards. Within 90 days after the start of a designated performance period, or such lesser time as permitted by the Plan, the Committee will establish the objective performance goals for each Participant. The performance goals for Awards will be based upon one or more of the following criteria, which may be determined by reference to the performance of the Corporation, a subsidiary, or a division or unit of the Corporation or subsidiary: (i) earnings before income taxes (including earnings before interest, income taxes, depreciation and amortization) ("EBITDA"); (ii) EBITDA or operating earnings, reduced by the cost of capital or investment; (iii) earnings per share; and (iv) return on investment or stockholders' equity. The performance goals may be calculated without regard to extraordinary items to the extent permitted by Code Section 162(m).

     Prior to payment of any Award, the Committee, or its delegate, will certify that the applicable performance goals have been met. In connection with such certification, the Committee, or its delegate, may determine to pay amounts which are less than the Award otherwise payable for achievement of the applicable performance goals. The Committee may base the decision to reduce the Award on any criteria it deems relevant. Payment of an Award to a Participant will occur only after such certification and within 75 days after the end of the performance period to which such Award relates or as otherwise determined by the Committee. The Committee may permit a Participant to defer payment of an Award.

     Individual Limit. The total Award to any Participant with respect to any fiscal year shall not exceed $9 million.

     Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan in whole or in part. In addition, the Committee may amend the Plan in such manner as it deems necessary to conform with requirements of future amendments or regulations, if any, to or under the Code or other applicable laws. An amendment, suspension or termination of the Plan will not adversely affect the rights or obligations under any Award granted to a Participant before the amendment, suspension or termination of the Plan.

     Transfer Restrictions, Etc. A Participant's rights and interest under the Plan generally may not be assigned, transferred or encumbered, except in the event of a Participant's death or as may be approved by the Committee. No Award under the Plan will be construed as giving any employee a right to continued employment with the Corporation or its subsidiaries.

SHAREHOLDER APPROVAL

     Approval of the Plan requires the affirmative vote of the holders of a majority of the Shares present, or represented by proxy, and entitled to vote at the Meeting.

     The Board of Directors has approved the Plan and recommends that shareholders vote for the approval of the Plan. The persons named in the enclosed proxy accordingly intend to vote at the Meeting for the approval of the Plan unless otherwise directed by the shareholder appointing them. The Plan is effective as of July 1, 1996, subject to shareholder approval.

                            APPOINTMENT OF AUDITORS

     The persons named in the enclosed proxy, unless otherwise directed by the shareholder appointing them, intend to vote at the Meeting for the reappointment of Price Waterhouse as auditors of the Corporation to hold office until the close of the next annual meeting of shareholders and to authorize the Board of Directors to set their remuneration. Price Waterhouse have been auditors of the Corporation for many years. Representatives of Price Waterhouse are expected to be present at the Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from the shareholders.

                  REPORT OF DIRECTORS AND FINANCIAL STATEMENTS

     Pursuant to the requirements of the Canada Business Corporations Act, the directors will place before the shareholders at the Meeting their Report and the comparative Consolidated Financial Statements of the Corporation for the Fiscal Year but no action with respect thereto is required or proposed to be taken by the shareholders.

                      AVAILABILITY OF DISCLOSURE DOCUMENTS

     The Corporation will provide to any person or company, upon request to the Secretary of the Corporation, a copy of: (i) the latest Annual Information Form or Transition Report on Form 10-K of the Corporation, together with one copy of any document, or the pertinent pages of any document, incorporated therein by reference; (ii) the comparative Consolidated Financial Statements of the Corporation for the Transition Period, together with the report thereon of its auditors and any interim financial statements of the Corporation filed with the securities commissions of any province of Canada subsequent thereto; and (iii) the Proxy Circular of the Corporation for the Meeting.

                              SHAREHOLDER PROPOSAL

GENERAL

     E. Magnus Oppenheim, President, E. M. O. Asset Management Inc., General Partner of E. M. O. Sterling Return LT Fund, owners of 3,000 Shares of which 100 Shares are registered, and, President, E. Magnus Oppenheim & Co., Inc., Registered Investment Advisors representing investment management clients owning 11,960 Shares, has advised the Corporation that he intends to propose a resolution at the Meeting. The proposed resolution and Mr. Oppenheim's statement in support thereof are set forth below.

     RESOLVED: That the stockholders of The Seagram Company Ltd. assembled at the annual meeting in person or by proxy, hereby request the Board of Directors to immediately initiate a plan of action to rationalize the corporate assets in order to unlock the inherent stock value for the benefit of all shareholders. This plan should involve the separation by spinoff, divestiture or any other method to separate the company into two (2) distinct and separate entities -- beverage and entertainment. All non-core holdings such as Time Warner shares and DuPont holdings should be liquidated. Proceeds are to be used to offset long-term debt, buy back shares and/or distribute to shareholders. Appropriate tax strategies should be pursued. This separation should be completed before the next annual meeting.

SUPPORTING STATEMENT

     The company is not maximizing shareholder value.

1. At the 1996 Annual Meeting this proposal received 23,667,191 votes. This translates into 9.85% of non-management shares outstanding and 14.6% of non-management shares voted at the meeting.

2. The beverage business and the entertainment business as pursued by Seagram are two distinct industries. Operating them as a combined entity inhibits Seagram from receiving a proper market evaluation and recognition. Valuation of each business is analyzed and evaluated differently. The combination is confusing to the average shareholder and creates a hardship for the professional analyst to evaluate.

     Since the last Annual Meeting, Westinghouse, Tenneco, Manor Care and WMS Industries have announced plans to spin off separate lines of business.

     Non-management shareholders should make their views known to outside members of the Board. This strategy must be publicized in order to bolster the Seagram stock in the near future.

     If you agree, please mark your ballot in favor of this resolution in the appropriate manner, otherwise, your vote will automatically be cast against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

     Several major events since April 1995 have substantially changed the Corporation. In April 1995, DuPont redeemed 156 million of its shares held by the Corporation. The redemption transaction unlocked significant value by providing the Corporation with $7.7 billion after-tax, plus 156 million equity warrants. The remaining DuPont shares retained by the Corporation will allow the Corporation to participate in DuPont's upside potential. In June 1995, the Corporation purchased an 80% interest in MCA, one of the very few companies with important, established brands and assets in filmed entertainment, recorded music and site-based entertainment. During the Transition Period, the Corporation continued to reengineer its beverage operations to better position it to achieve its strategic growth objectives. In addition, in July 1996, DuPont repurchased the 156 million equity warrants.

     The DuPont redemption, MCA acquisition, reengineering of the Corporation's beverage business and repurchase of the DuPont warrants demonstrate that the Board and management will take action at the appropriate times to enhance shareholder value. Moreover, the Board adheres strongly to the position that determinations as to the acquisition, maintenance and disposition of the Corporation's businesses are properly decided by the Board and management, which have the necessary information and resources to evaluate these matters and take action at the proper time.

SHAREHOLDER APPROVAL

     Approval of the proposal requires the affirmative vote of a majority of the votes cast by shareholders present, or represented by proxy, and entitled to vote at the Meeting.

     The Board of Directors recommends that shareholders vote against the proposal. The persons named in the enclosed proxy accordingly intend to vote at the Meeting against the proposal unless otherwise directed by the shareholder appointing them.

                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

     Shareholders who wish to present proposals for action at the next annual meeting of shareholders should submit their proposals in writing to the Secretary of the Corporation at the address of the Corporation set forth on the first page of this Proxy Circular so that the same are received by the Secretary no later than August 1, 1997 for inclusion in the next Proxy Circular.

                                    GENERAL

     The contents and the sending of this Proxy Circular have been approved by resolution of the Board of Directors of the Corporation.

Montreal, Quebec, September 5, 1996

                                                      /s/ Michael C. L. Hallows

                                                      MICHAEL C. L. HALLOWS
                                                            Secretary

                                                                      SCHEDULE A

                            THE SEAGRAM COMPANY LTD.
                   SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

     1. PURPOSE. The purpose of the Senior Executive Short-Term Incentive Plan (the "Plan") is to advance the interests of The Seagram Company Ltd. (the "Company") and its shareholders by providing incentives in the form of periodic bonus awards ("Awards") to certain senior executive employees of the Company and its subsidiaries, thereby motivating such executives to attain corporate performance goals articulated under the Plan.

     2. ADMINISTRATION. (a) The Plan shall be administered by the Human Resources Committee of the Company's Board of Directors, or such other persons designated by the Company's Board of Directors (the "Committee"). The Committee may delegate any of its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two "outside directors," as defined under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     (b) The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Awards (subject to the limitations imposed on Awards in Section 4 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

     3. PARTICIPATION. Awards may be granted to senior executives of the Company and its subsidiaries who are "covered employees", as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An Executive to whom an Award is granted shall be a "Participant".

     4. AWARDS UNDER THE PLAN. (a) A Participant's Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before income taxes (including earnings before interest, income taxes, depreciation and amortization) ("EBITDA"); (ii) EBITDA or operating earnings, reduced by the cost of capital or investment ("SVA"); (iii) earnings per share; and (iv) return on investment or shareholders' equity. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items. The maximum amount of an Award to any Participant with respect to a fiscal year of the Company shall be $9 million.

     (b) The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the Committee. The amount of the Award actually paid to any affected Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Award determined by the Committee for a performance period shall be paid to the Participant within 75 days after the end of that performance period or as otherwise determined by the Committee; provided, however that a Participant may, if and to the extent permitted by the Committee, elect to defer payment of an Award.

     (c) The provisions of this Section 4 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its subsidiaries of the payment of Awards.

     5. AMENDMENT AND TERMINATION OF THE PLAN. (a) The Company's Board of Directors may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate.

     (b) No amendment, suspension or termination of the Plan shall, without the Participant's consent, impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.

     (c) The Committee may amend the Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Awards meeting the requirements of future amendments, rules or regulations, if any, to or under the Code or other applicable laws.

     6. MISCELLANEOUS PROVISIONS. (a) Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

     (b) Except as may be approved by the Committee, a Participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant.

     (c) The Company and its affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

     (d) The Company is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the subsidiaries, which shall be made by such subsidiary, as appropriate. Nothing herein is intended to restrict the Company from charging a subsidiary that employs a Participant for all or a portion of the payments made by the Company hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to the payment hereunder shall be no greater than the rights of the Company's (or subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

     (e) In addition to such other rights of indemnification as they may have as members of the Board of Directors of the Company or the Committee, the members of the Board, the Committee or any subcommittee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, a Committee, Board or subcommittee member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

     (f) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of laws rules, of the State of New York.

     (g) The Plan shall be effective as of July 1, 1996. However, if the Plan is not approved by the affirmative vote of holders of a majority of the shares of the Company present, or represented by proxy, and entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 30, 1996, or at any adjournment thereof, the Plan and all Awards thereunder shall terminate.

                            THE SEAGRAM COMPANY LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SEAGRAM COMPANY LTD. (THE "CORPORATION") FOR THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD OCTOBER 30, 1996, and should be read in conjunction with the Notice of Meeting and Proxy Circular pertaining thereto.

The undersigned shareholder hereby appoints Edgar M. Bronfman, Chairman, The Hon. Charles R. Bronfman, Co-Chairman, Edgar Bronfman, Jr., President and Chief Executive Officer, and Robert W. Matschullat, Vice Chairman and Chief Financial Officer, or any one of them, OR INSTEAD OF ANY OF THEM THE UNDERSIGNED HEREBY APPOINTS


attorney or attorneys, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Shareholders to be held on October 30, 1996, at the Marriott Chateau Champlain, 1 Place du Canada, Montreal, Quebec, and at any and all adjournments thereof, upon the following matters:

- --------------------------------------------------------------------------------
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
- --------------------------------------------------------------------------------
a) Election of Directors

   Edgar M. Bronfman, The Hon. Charles R. Bronfman, Edgar Bronfman, Jr., Samuel Bronfman II, Matthew W. Barrett, Frank J. Biondi, Jr.,
   The Hon. William G. Davis, The Hon. Paul Desmarais, Michele J. Hooper, David L. Johnston, Senator E. Leo Kolber, Marie-Josee Kravis, Robert W. Matschullat, C. Edward Medland, Lew R. Wasserman and John S. Weinberg.

         FOR       WITHHELD      FOR, except vote withheld from the
         / /         / /         following nominee(s)


                                 ----------------------------------------

b) Approval of Senior Executive Short-Term Incentive Plan

         FOR                   AGAINST                 ABSTAIN
         / /                     / /                     / /

c) Appointment of Price Waterhouse as Auditors
         FOR                   WITHHELD
         / /                     / /

- --------------------------------------------------------------------------------
                The Board of Directors recommends a vote AGAINST
- --------------------------------------------------------------------------------
d) Shareholder Proposal

        FOR                     AGAINST                ABSTAIN
        / /                       / /                    / /


e) In their discretion, with respect to amendments or upon variations to matters identified above or upon such other matters as may properly come before the Meeting, hereby revoking any proxy previously given.


A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A SHAREHOLDER, TO REPRESENT HIM AT THE MEETING MAY DO SO by inserting such other person's name in the space provided above.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned shareholder. IN THE ABSENCE OF SUCH DIRECTIONS, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE, FOR APPROVAL OF THE SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN, FOR THE APPOINTMENT OF AUDITORS AND AGAINST THE SHAREHOLDER PROPOSAL.

NOTE: When signing as attorney, executor, administrator, trustee, authorized officer of a corporation or in any representative capacity, please insert your title as such.

Dated..................... 1996  ...............................................
                                              Signature of Shareholder


(If not dated, this proxy is deemed to bear the date when mailed by the Corporation.)

              PROXY
PLEASE COMPLETE AND RETURN IN THE
       ENVELOPE PROVIDED.

LOGO

                                          ACCOUNT NO.                     SHARES